Exhibit 1.19

9 November 2020

SUPPLEMENT TO THE MERGER AND LISTING PROSPECTUS – 9 NOVEMBER 2020

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” ON PAGES 20–21 BELOW.

This document (the “Supplement”) is a supplement to the merger and listing prospectus dated 23 October 2020 (the “Merger Prospectus”) in respect of the merger of Arcus ASA (“Arcus”) into Altia Plc (“Altia”). The Merger Prospectus has been approved by the Finnish Financial Supervisory Authority (the “FIN-FSA”) as the competent authority under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) on 23 October 2020. The decision number of such approval is FIVA 49/02.05.04/2020. A certificate of approval of this Supplement, with a copy of this Supplement will be notified to the Norwegian Financial Supervision Authority in accordance with the Prospectus Regulation.

The definitions used in this supplement have the same meaning as in the Merger Prospectus, unless otherwise stated. This Supplement constitutes a part of the Merger Prospectus and should be read together therewith.

This Supplement is prepared due to the announcement of Altia’s unaudited business review for the nine months ended 30 September 2020 (the “Business Review”) and Arcus’ unaudited interim financial report for the nine months ended 30 September 2020 (the “Interim Report”) on 6 November 2020.

Consequently, the information contained in the Merger Prospectus is supplemented in the manner set out in this Supplement. The Business Review and the Interim Report are hereby incroporated by refence into the Merger Prospectus. The section “Information Incorporated by Reference into this Merger Prospectus” on page 171 of the Merger Prospectus is updated accordingly as presented below.

TABLE OF CONTENT

Supplements to the section “Summary”	3
Supplements to the section “Tiivistelmä”	4
Supplements to the section “Certain Matters”	6
Supplements to the section “Information on the Combined Company”	6
Supplements to the section “Altia’s Capitalisation and Indebtedness”	7
Supplements to the section “Selected Consolidated Financial Information”	7
Supplements to the section “Information on Altia”	15
Supplements to the section “Information on Arcus”	17
Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”	19

SUPPLEMENTS TO THE MERGER PROSPECTUS

Supplements to the section “Summary”

Due to the publication of the Business Review and the Interim Report, the section of the Merger Prospectus entitled “Summary” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 2 of the Merger Prospectus:

The following table present selected consolidated financial information of Altia as at and for the nine months periods ended 30 September 2020 and 30 September 2019, and as at and for the six months periods ended 30 June 2020 and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited business review as at and for the nine months ended 30 September 2020, including the unaudited comparative financial information for the nine months ended 30 September 2019, Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

2)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Issuer?” on page 3 of the Merger Prospectus:

	As at and for the nine months ended 30 September[2]		As at and for the six months ended 30 June		As at and for the year ended 31 December
In EUR million, unless otherwise indicated	2020	2019	2020	2019	2019
	(unaudited)		(unaudited)		(audited, unless otherwise indicated)
Income statement and statement of comprehensive income
Net sales	235.9	249.5	149.3	165.0	359.6
Operating result	13.7	9.8	9.2	4.5	25.1
Comparable EBITDA	33.4	25.1	18.8	13.7	44.8
Comparable EBITDA margin, %	14.2	10.1	12.6	8.3	12.41)
Result for the period	10.5	8.0	7.5	4.0	18.4
Earnings per share (basic and diluted), EUR	0.29	0.22	0.21	0.11	0.51
Balance sheet
Total assets	N/A	N/A	428.9	387.7	400.2
Total equity	N/A	N/A	149.5	137.6	151.2
Net debt	37.4	81.4	29.9	81.3	28.91)
Statement of cash flows
Net cash flow from operating activities	5.9	-0.8	10.3	-4.0	52.6
Net cash flow from investing activities	N/A	N/A	-1.3	-2.2	-6.0
Net cash flow from financing activities	N/A	N/A	29.9	-7.4	-23.9

_____________________________

1)	Unaudited.

2)	Altia’s unaudited business review as at and for the nine months ended 30 September 2020 includes only certain financial information. Financial information not published in the unaudited business review as at and for the nine months ended 30 September 2020 is indicated with N/A.

3)	The following text is inserted to replace the first paragraph of the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 4 of the Merger Prospectus:

The following table present selected consolidated financial information of Arcus as at and for the nine months periods ended 30 September 2020 and 30 September 2019, as at and for the six months periods ended 30 June 2020 and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the nine months ended 30 September 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the nine months ended 30 September 2019, Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

4)	The following table is inserted to replace the table contained in the section entitled “Summary – What is the Key Financial Information Regarding the Merging Company?” on page 5 of the Merger Prospectus:

	As at and for the nine months ended 30 September		As at and for the six months ended 30 June		As at and for the year ended 31 December
In NOK million, unless otherwise indicated	2020	2019	2020	2019	2019
	(unaudited)		(unaudited)		(audited)
Income statement
Total operating revenue	2,196	1,901	1,378	1,250	2,763
Adjusted EBITDA	338	225	186	129	397
Adjusted EBITDA margin %	15.4%	11.8%	13.5%	10.3%	14.4%
Adjusted operating result (EBIT)	244	136	123	75	277
Adjusted operating margin %	11.1%	7.1%	8.9%	6.0%	10.0%
Result for the period	115	44	82	8	133
Earnings per share (NOK)	1.66	0.64	1.19	0.11	1.94
Diluted earnings per share (NOK)	1.60	0.61	1.12	0.11	1.85
Balance sheet
Total assets	5,895	5,050	6,011	4,991	5,590
Total equity	1,786	1,584	1,741	1,521	1,662
Total liabilities	4,109	3,466	4,270	3,470	3,928
Statement of cash flows
Net cash flow from operating activities	408	139	519	-131	292
Net cash flow from investing activities	-37	-12	-24	-7	-71
Net cash flow from financing activities	-232	-236	-84	-198	-284

Supplements to the section “Tiivistelmä”

Due to the publication of the Business Review and the Interim Report, the section of the Merger Prospectus entitled “Tiivistelmä” is supplemented as follows:

1)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 11 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Altian valikoituja konsernitilinpäätöstietoja 30.9.2020 ja 30.9.2019 päättyneiltä yhdeksän kuukauden jaksoilta, Altian valikoituja konsernitilinpäätöstietoja 30.6.2020 ja 30.6.2019 päättyneiltä kuuden kuukauden jaksoilta sekä 31.12.2019 päättyneeltä tilikaudelta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin 30.9.2020 päättyneeltä yhdeksän kuukauden jaksolta Altian tilintarkastamattomasta liiketoimintakatsauksesta, johon sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 30.9.2019 päättyneeltä yhdeksän kuukauden jaksolta, 30.6.2020 päättyneeltä kuuden kuukauden jaksolta”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti laaditusta Altian tilintarkastamattomasta puolivuosikatsauksesta, johon sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 30.6.2019 päättyneeltä kuuden kuukauden jaksolta, ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2019 päättyneeltä tilikaudelta laaditusta Altian tilintarkastetusta konsernitilinpäätöksestä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

2)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat liikkeeseenlaskijan keskeiset taloudelliset tiedot?” on page 12 of the Merger Prospectus:

	1.1.–30.9. ja 30.9.[2]		1.1.–30.6. ja 30.6.		1.1.–31.12. ja 31.12.
Milj. euroa, ellei toisin ilmoitettu	2020	2019	2020	2019	2019
	(tilintarkastamaton)		(tilintarkastamaton)		(tilintarkastettu, ellei toisin ole ilmoitettu)
Tuloslaskelma ja laaja tuloslaskelma
Liikevaihto	235.9	249.5	149,3	165,0	359,6
Liiketulos	13.7	9.8	9,2	4,5	25,1
Vertailukelpoinen käyttökate	33.4	25.1	18,8	13,7	44,8
Vertailukelpoinen käyttökateprosentti	14.2	10.1	12,6	8,3	12,41)
Kauden tulos	10.5	8.0	7,5	4,0	18,4
Osakekohtainen tulos (laimentamaton ja laimennusvaikutuksella oikaistu), euroa	0.29	0.22	0,21	0,11	0,51
Tase
Varat yhteensä	N/A	N/A	428,9	387,7	400,2
Oma pääoma yhteensä	N/A	N/A	149,5	137,6	151,2
Nettovelka	37.4	81.4	29,9	81,3	28,91)
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	5.9	-0.8	10,3	-4,0	52,6
Investointien nettorahavirta	N/A	N/A	-1,3	-2,2	-6,0
Rahoituksen nettorahavirta	N/A	N/A	29,9	-7,4	-23,9

_______________________

1)	Tilintarkastamaton.

2)	Altian tilintarkastamaton liiketoimintakatsaus 30.9.2020 päättyneeltä yhdeksän kuukauden jaksolta sisältää vain tiettyjä taloudellisia tietoja. Taloudelliset tiedot, joita ei ole julkaistu tilintarkastamattomassa liiketoimintakatsauksessa 30.9.2020 päättyneeltä yhdeksän kuukauden jaksolta, on merkitty tunnisteella N/A.

3)	The following text is inserted to replace the first paragraph of the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 13 of the Merger Prospectus:

Seuraavissa taulukoissa esitetään Arcuksen valikoituja konsernitilinpäätöstietoja 30.9.2020 ja 30.9.2019 päättyneiltä yhdeksän kuukauden jaksoilta, Arcuksen valikoituja konsernitilinpäätöstietoja 30.6.2020 ja 30.6.2019 päättyneiltä kuuden kuukauden jaksoilta sekä 31.12.2019 päättyneeltä tilikaudelta. Alla esitettävät valikoidut konsernitilinpäätöstiedot ovat peräisin ”IAS 34 – Osavuosikatsaukset” -standardin mukaisesti 30.9.2020 päättyneeltä yhdeksän kuukauden jaksolta laaditusta Arcuksen tilintarkastamattomasta osavuosikatsauksesta ja 30.6.2020 päättyneeltä kuuden kuukauden jaksolta laaditusta Arcuksen tilintarkastamattomasta puolivuosikatsauksesta, joihin sisältyy vertailutietoina esitetyt tilintarkastamattomat konsernin taloudelliset tiedot 30.9.2019 päättyneeltä yhdeksän kuukauden jaksolta ja 30.6.2019 päättyneeltä kuuden kuukauden jaksolta, ja EU:n käyttöön ottamien IFRS-standardien mukaisesti 31.12.2019 päättyneeltä tilikaudelta laaditusta Arcuksen tilintarkastetusta konsernitilinpäätöksestä, jotka asiakirjat on sisällytetty tähän Sulautumisesitteeseen viittaamalla.

4)	The following table is inserted to replace the table contained in the section entitled “Tiivistelmä – Mitkä ovat Sulautuvan Yhtiön keskeiset taloudelliset tiedot?” on page 14 of the Merger Prospectus:

	1.1.–30.9. ja 30.9.		1.1.–30.6. ja 30.6.		1.1.–31.12. ja 31.12.
Milj. Norjan kruunua, ellei toisin ilmoitettu	2020	2019	2020	2019	2019
	(tilintarkastamaton)		(tilintarkastamaton)		(tilintarkastettu)
Tuloslaskelma
Liikevaihto	2,196	1,901	1 378	1 250	2 763
Oikaistu käyttökate	338	225	186	129	397
Oikaistu käyttökatemarginaali, %	15.4%	11.8%	13,5%	10,3%	14,4%
Oikaistu liiketulos (EBIT)	244	136	123	75	277
Oikaistu liiketulosmarginaali, %	11.1%	7.1%	8,9%	6,0%	10,0%
Kauden tulos	115	44	82	8	133
Osakekohtainen tulos (NOK)	1.66	0.64	1,19	0,11	1,94
Laimennusvaikutuksella oikaistu osakekohtainen tulos (NOK)	1.60	0.61	1,12	0,11	1,85
Tase
Varat yhteensä	5,895	5,050	6 011	4 991	5 590
Oma pääoma yhteensä	1,786	1,584	1 741	1 521	1 662
Velat yhteensä	4,109	3,466	4 270	3 470	3 928
Rahavirtalaskelma
Liiketoiminnan nettorahavirta	408	139	519	-131	292
Investointien nettorahavirta	-37	-12	-24	-7	-71
Rahoituksen nettorahavirta	-232	-236	-84	-198	-284

Supplements to the section “Certain Matters”

Due to the publication of the Business Review and the Interim Report, the section of the Merger Prospectus entitled “Certain Matters – Presentation of Financial and Certain Other Information” is supplemented as follows:

1)	The following texts are inserted to replace the sections entitled “Certain Matters - Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Certain Matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Arcus”, respectively, on page 52 of the Merger Prospectus:

Historical Financial Information of Altia

The financial information of Altia included in this Merger Prospectus has been derived from Altia’s unaudited business review as at and for the nine months ended 30 September 2020, including the unaudited comparative financial information for the nine months ended 30 September 2019, Altia’s unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Historical Financial Information of Arcus

The financial information of Arcus included in this Merger Prospectus has been derived from Arcus’ unaudited consolidated interim financial report as at and for the nine months ended 30 September 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the nine months ended 30 September 2019, Arcus’ unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, both of which are incorporated by reference into this Merger Prospectus.

Supplements to the section “Information on the Combined Company”

The section of the Merger Prospectus entitled “Information on the Combined Company – Financing” is supplemented as follows:

1)	The following sentence is inserted to replace the first sentence of the third paragraph in the section entitled “Information on the Combined Company – Financing” on page 73 of the Merger Prospectus:

In accordance with the terms of the financing commitment and the terms agreed therein, Altia may enter into the Bridge Facility Agreement prior to the Effective Date and will utilise the facilities thereunder upon a failure to meet the terms of the waiver by Arcus.

Supplements to the section “Altia’s Capitalisation and Indebtedness”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Altia’s Capitalisation and Indebtedness” is supplemented as follows:

1)	The following sentence is inserted in the section entitled “Altia’s Capitalisation and Indebtedness” following the table on page 75 of the Merger Prospectus:

Altia’s net debt as at 30 September 2020 was EUR 37.4 million.

Supplements to the section “Selected Consolidated Financial Information”

Due to the publication of the Business Review and the Interim Report, the section of the Merger Prospectus entitled “Selected Consolidated Financial Information” is supplemented as follows:

1)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on page 76 of the Merger Prospectus:

The following tables present selected consolidated financial information of Altia as at and for the nine months periods ended 30 September 2020 and 30 September 2019, and as at and for the six months periods ended 30 June 2020 and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Altia’s unaudited business review as at and for the nine months ended 30 September 2020, including the unaudited comparative financial information for the nine months ended 30 September 2019, and unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial and Certain Other Information” and Altia’s audited consolidated financial statements as at and for the year ended 31 December 2019, unaudited consolidated half-year financial report as at and for the six months ended on 30 June 2020 and unaudited business review as at and for the nine months ended 30 September 2020 incorporated by reference into this Merger Prospectus.

2)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia” on pages 80 and 82 of the Merger Prospectus:

Consolidated Segment Information

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Net sales, external
Finland & Exports	82.8	90.9	53.0	59.6	128.6
Scandinavia	77.5	76.3	50.1	50.7	120.7
Altia Industrial	75.5	82.4	46.1	54.7	110.2
Group net sales, external	235.9	249.5	149.3	165.0	359.6

Comparable EBITDA
Finland & Exports	13.8	13.3	8.3	8.2	20.6
Scandinavia	4.7	3.0	2.8	1.7	12.1
Altia Industrial	13.6	6.9	7.1	3.3	11.4
Other	1.3	2.0	0.6	0.5	0.7
Group comparable EBITDA	33.4	25.1	18.8	13.7	44.8
Total items affecting comparability	-6.6	-1.8	-0.7	-0.2	-1.7
Group EBITDA	26.8	23.3	18.0	13.5	43.1
Depreciation, amortisation and impairment	-13.1	-13.5	-8.8	-9.0	-17.9
Group operating result	13.7	9.8	9.2	4.5	25.1

Financial Key Figures

	As at and for the nine months ended 30 September[2]		As at and for the six months ended 30 June		As at and for the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Net sales	235.9	249.5	149.3	165.0	359.61)
Comparable EBITDA	33.4	25.1	18.8	13.7	44.81)
Comparable EBITDA margin, %	14.2	10.1	12.6	8.3	12.4
EBITDA	26.8	23.3	18.0	13.5	43.11)
EBITDA margin, %	11.4	9.3	12.1	8.2	12.0
Comparable operating result (EBIT)	20.3	11.6	9.9	4.7	26.8
Comparable operating margin, %	8.6	4.7	6.7	2.9	7.5
Operating result	13.7	9.8	9.2	4.5	25.11)
Result before taxes	N/A	N/A	9.3	4.7	24.61)
Result for the period	10.5	8.0	7.5	4.0	18.41)
Items affecting comparability	-6.6	-1.8	-0.7	-0.2	-1.71)
Cash and cash equivalents	N/A	N/A	101.2	27.7	64.21)
Total equity	N/A	N/A	149.5	137.6	151.21)
Borrowings	N/A	N/A	121.8	97.3	82.6
Invested capital	N/A	N/A	271.3	234.9	233.8
Return on equity (ROE), %	N/A	N/A	15.2	12.0	12.2
Return on invested capital (ROI), %	N/A	N/A	9.3	8.0	8.5
Net debt	37.4	81.4	29.9	81.3	28.9
Gearing, %	24.5	57.9	20.0	59.1	19.1
Equity ratio, %	37.1	37.4	34.9	35.5	37.8
Net cash flow from operating activities	5.9	-0.8	10.3	-4.0	52.61)
Net debt / Comparable EBITDA	0.7	2.0	0.6	2.0	0.6
Earnings / share (Basic and diluted), EUR	0.29	0.22	0.21	0.11	0.511)
Equity / share, EUR	N/A	N/A	4.14	3.81	4.18
Number of outstanding shares at the end of the period (1,000 shares)	N/A	N/A	36,140,485	36,140,485	36,140,485
Average number of personnel	652	693	651	701	682

__________________________________

1)	Audited.

2)	Altia’s unaudited business review as at and for the nine months ended 30 September 2020 includes only certain financial information. Financial information not published in the unaudited business review as at and for the nine months ended 30 September 2020 is indicated with N/A.

Reconciliation of Alternative Performance Measures

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Items affecting comparability
Net gains or losses from business and assets disposals	—	-0.2	—	-0.1	0.1
Costs for closure of business operations and restructurings	-0.3	-0.1	-0.3	-0.1	-0.2
Major corporate projects
Costs related to the closed voluntary pension scheme	-0.5	-1.6	-0.5	—	-1.6
Costs related to the merger of Altia and Arcus	-5.9	—	—	—	—
Total items affecting comparability	-6.6	-1.8	-0.7	-0.2	-1.71)

Comparable EBITDA
Operating result	13.7	9.8	9.2	4.5	25.11)
Less:
Depreciation, amortisation and impairment	13.1	13.5	8.8	9.0	17.91)
Total items affecting comparability	6.6	1.8	0.7	0.2	1.71)
Comparable EBITDA	33.4	25.1	18.8	13.7	44.81)
% of net sales	14.2	10.1	12.6	8.3	12.4

Comparable EBIT
Operating result	13.7	9.8	9.2	4.5	25.11)
Less:
Total items affecting comparability	6.6	1.8	0.7	0.2	1.71)
Comparable EBIT	20.3	11.6	9.9	4.7	26.8
% of net sales	8.6	4.7	6.7	2.9	7.5

________________________

1)	Unaudited.

3)	The following texts are inserted to replace the first and the second paragraphs of the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” on page 83 of the Merger Prospectus:

The following tables present selected consolidated financial information of Arcus as at and for the nine months periods ended 30 September 2020 and 30 September 2019, six months periods ended 30 June 2020 and 30 June 2019, and as at and for the financial year ended 31 December 2019. The selected consolidated financial information presented below has been derived from Arcus’ unaudited consolidated interim financial report as at and for the nine months ended 30 September 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the nine months ended 30 September 2019, unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020 prepared in accordance with “IAS 34 – Interim Financial Reporting”, including the unaudited comparative financial information for the six months ended 30 June 2019, and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019, prepared in accordance with IFRS as adopted by the EU, all of which are incorporated by reference into this Merger Prospectus.

The selected consolidated financial information provided herein should be read together with “Certain matters – Presentation of Financial Information” and Arcus’ audited consolidated financial statements as at and for the year ended 31 December 2019 and unaudited consolidated half-year financial report as at and for the six months ended on 30 June 2020 and unaudited consolidated interim financial report as at and for the nine months ended 30 September 2020 incorporated by reference into this Merger Prospectus.

4)	The following tables are inserted to replace the corresponding tables contained in the section entitled “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus” starting on page 83 of the Merger Prospectus:

Consolidated Income Statement

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Operating revenue and expenses
Sales revenue	2,161	1,867	1,354	1,228	2,710
Other operating revenue	35	34	24	23	52
Total operating revenue	2,196	1,901	1,378	1,250	2,763
Net gain on sale of fixed assets	1	0	0	0	0
Cost of sales	-1,263	-1,118	-800	-732	-1,601
Salaries and other personnel costs	-368	-319	-241	-221	-439
Depreciation and amortisation	-94	-90	-63	-53	-120
Other operating expenses	-154	-156	-149	-169	-329
Share of profit from associated companies and jointly controlled Entities	-2	0	-2	0	4
Operating profit before other income and expenses	244	136	123	75	277
Other income and expenses	-66	-15	-18	-13	-20
Operating profit	178	121	105	62	258

Interest income	12	15	10	9	22
Other financial income	931	191	901	141	30
Interest costs	-641	-711	-471	-54	-99
Other financial costs	-601	-281	-501	-211	-39
Net financial profit / loss	-19	-65	3	-52	-85

Profit before tax	158	56	108	11	172
Tax	-43	-12	-26	-3	-39
Result for the period	115	44	82	8	133

Result for the period attributable to:
Non-controlling interest	2	0	1	02	12
Owners of the parent	113	43	81	82	1322

Earnings per share (NOK)
Earnings per share	1.66	0.64	1.19	0.11	1.94
Diluted earnings per share	1.60	0.61	1.12	0.11	1.85

Consolidated Statement of Comprehensive Income

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Profit for the year	115	44	82	8	133

Items that will not be reclassified against the statement of income
Estimate deviations, pensions	0	0	0	0	-2
Tax on items that will not be reclassified against the statement of income	0	0	0	0	0
Total	0	0	0	0	-2

Items that may be reclassified against the statement of income
Translation differences on translation of foreign subsidiaries	131	1	111	-24	-5
Tax on items that may be reclassified against the statement of income	0	0	0	0	0
Total	131	1	111	-24	-5

Total comprehensive income for the period	246	45	193	-16	127
Total comprehensive income attributable to:
Non-controlling interest	2	0	1	-01	11
Parent company shareholders	244	45	192	-151	1261

__________________________________

1)	Unaudited and restated. In the unaudited consolidated half-year financial report as at and for the six months ended 30 June 2020, Arcus has made a change regarding the presentation of the non-controlling interests’ share of profit, so that the profit shown in the income statement relates only to the non-controlling interests’ where there are no put options associated. The comparative figures for the year ended 31 December 2019 were also changed.

Consolidated Balance Sheet

	As at 30 September		As at 30 June		As at 31 December
	2020	2019	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
ASSETS
Intangible assets
Goodwill	1,116	1,037	1,106	1,025	1,048
Brands	905	809	899	799	854
Software	19	23	19	24	21
Total intangible assets	2,040	1,869	2,024	1,849	1,923

Tangible assets
Tangible fixed assets	161	149	163	149	152
Rights of use	1,224	1,268	1,239	1,047	1,279
Total tangible fixed assets	1,385	1,417	1,402	1,196	1,431

Deferred tax assets	61	113	72	118	86
Total financial assets	71	62	69	60	65
Total fixed assets	3,558	3,460	3,567	3,222	3,506

Current assets
Inventories	610	506	583	496	487
Receivables
Accounts receivables and other receivables	1,316	933	1,187	1,174	1,393
Cash and cash equivalents	411	151	675	99	205
Total current assets	2,337	1,589	2,445	1,769	2,084

TOTAL ASSETS	5,895	5,050	6,011	4,991	5,590

EQUITY AND LIABILITIES
Paid-in-equity
Share capital	1	1	1	1	1
Share premium	771	772	771	771	771
Total paid-in-equity	772	772	772	772	772
Retained earnings
Other equity	1,014	812	969	749	890
Total equity	1,786	1,584	1,741	1,521	1,662

Provisions
Deferred tax liability	119	102	117	100	101
Pension obligations	19	21	19	21	24
Liabilities at fair value through profit or loss	58	69	60	68	69
Other provisions for liabilities	0	0	0	0	0
Total provisions	196	193	196	189	194

Other non-current liabilities
Debt to financial institutions	786	691	776	685	704
Lease obligations	1,193	1,222	1,203	1,017	1,151
Other non-current liabilities	0	0	1	0	0
Total other non-current liabilities	1,979	1,914	1,980	1,701	1,855

Total non-current liabilities	2,175	2,107	2,176	1,890	2,050

Current liabilities
Debt to financial institutions	0	0	0	180	0
Lease obligations	72	67	72	49	154
Trade payables	1,856	1,292	1,903	1,350	1,719
Tax payable	7	0	7	0	5
Dividend payable	0	0	113	0	0
Total current liabilities	1,935	1,359	2,094	1,580	1,878

Total liabilities	4,109	3,466	4,270	3,470	3,928

TOTAL EQUITY AND LIABILITIES	5,895	5,050	6,011	4,991	5,590

Consolidated Statement of Cash Flows

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Cash flow from operating activities
Profit before taxes	158	56	108	11	172
Depreciation and amortisation	94	90	63	53	120
Dividends received from associated companies and jointly controlled entities	1	0	1	0	0
Taxes paid	-34	-29	-22	-20	-35
Net interest in period	63	66	46	53	98
Other items without cash effects	11	-2	12	-9	-6
Change in inventories	-123	-65	-96	-55	-46
Change in trade receivables	100	421	223	175	-39
Change in tax payables	137	-398	184	-341	-27
Net cash flow from operating activities	408	139	519	-131	292

Cash flow from investment activities
Proceeds from sale of tangible and intangible fixed assets	1	0	0	0	0
Payments on acquisitions of tangible and intangible fixed assets	-25	-12	-20	-7	-20
Payments on acquisitions of Brands	0	0	0	0	0
Payments on acquisition of operations	0	0	0	0	-51
Other investments	-13	0	-4	0	0
Net cash flow from investing activities	-37	-12	-24	-7	-71

Cash flow from financing activities
Payouts - co-investment program	0	-2	0	-2	-2
New debt to financial institutions	-3	0	-3	0	0
Repayment on interest-bearing debt	-53	-49	-35	-24	-66
Change other long term loans	0	1	0	1	1
Interest paid in period	-63	-66	-46	-53	-97
Paid dividend and Group contributions	-114	-116	-1	-116	-116
Other financing payments	0	-3	0	-4	-3
Net cash flow from financing activities	-232	-236	-84	-198	-284

Effect of exchange rate fluctuations on cash and cash equivalents	68	-23	60	-28	-15

Net change in cash and cash equivalents	206	-132	470	-365	-78
Holdings of cash and cash equivalents as of beginning of period	205	283	205	283	283
Cash and cash equivalents at the end of the period	411	151	675	-82	205

Consolidated Segment Information

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
In NOK million
Total operating revenues, external
Wine	1,372	1,149	870	769	1,594
Spirits	544	509	332	323	822
Logistics	247	212	156	139	303
Other and eliminations	33	32	20	20	44
Group total operating revenues, external	2,196	1,901	1,378	1,250	2,763

Adjusted EBITDA
Wine	177	105	99	64	161
Spirits	97	61	48	30	147
Logistics	9	4	3	-1	13
Unallocated and adjustments, incl. IFRS16 effects	-11	40	18	23	56
Group EBITDA	272	210	168	116	377
Total adjustments	66	15	18	13	20
Group adjusted EBITDA	338	225	186	129	397
Depreciation and amortisation	94	90	63	53	120
Group adjusted operating result	244	136	123	75	258

Financial Key Figures

	As at and for the nine months ended 30 September		As at and for the six months ended 30 June		As at and for the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue	2,196	1,901	1,378	1,250	2,7631)
Adjusted EBITDA	338	225	186	129	397
Adjusted EBITDA margin, %	15.4%	11.8%	13.5%	10.3%	14.4%
EBITDA	272	210	168	116	377
EBITDA margin, %	12.4%	11.1%	12.2%	9.3%	13.7%
Adjusted operating result (EBIT)	244	136	123	75	277
Adjusted operating margin, %	11.1%	7.1%	8.9%	6.0%	10.0%
Operating result	178	121	105	63	2581)
Result before taxes	158	56	108	11	1731)
Result for the period	115	44	82	8	1331)
Items affecting comparability	66	15	18	13	20
Cash and cash equivalents	411	151	675	99	2051)
Total equity	1,786	1,584	1,741	1,521	1,6621)
Net debt	1,644	1,833	1,381	1,836	1,807
Equity ratio, %	30.3%	31.4%	29.0%	30.5%	29.7%
Net cash flow from operating activities	408	139	519	-131	2921)
Earnings / share (Basic and diluted), NOK	1.66 (1.60)	0.64 (0.61)	1.19 (1.12)	0.11 (0.11)	1.94 (1.85)1)
Number of outstanding shares at the end of the period (1,000 shares)	68,023	68,023	68,023	68,023	68,023

_________________________

1)	Audited.

Reconciliation of Alternative Performance Measures

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Adjustments
Personnel policy and other organisational measures	16	9	4	9	9
Other transaction costs	51	6	14	5	10
Other non-recurring items					1
Total adjustments	66	15	18	13	20

Adjusted EBITDA
Operating result	178	121	105	62	2581)
Less:
Depreciation, amortisation and impairment	94	90	63	53	1201)
Total adjustments	66	15	18	13	20
Adjusted EBITDA	338	225	186	129	397
% of total operating revenue	15.4%	11.8%	13.5%	10.3%	14.4%

Adjusted EBIT
Operating result	178	121	105	62	2581)
Less:
Total adjustments	66	15	18	13	20
Adjusted EBIT	244	136	123	75	277
% of total operating revenue	11.1%	7.1%	8.9%	6.0%	10.0%

Supplements to the section “Information on Altia”

Due to the publication of the Business Review, the section of the Merger Prospectus entitled “Information on Altia” is supplemented as follows:

1)	The following texts and tables are inserted to replace the tables contained in the section entitled “Information on Altia – Business of Altia – Overview of the Business” on pages 102–103 of the Merger Prospectus:

The following table presents a selection of Altia’s key performance indicators for the nine months ended 30 September 2020 and 30 September 2019, six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information of Altia” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Financial key figures” for further information on the calculation of Altia’s key performance indicators.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited, unless otherwise indicated)
Net sales	235.9	249.5	149.3	165.0	359.6
Operating result	13.7	9.8	9.2	4.5	25.1
Comparable EBITDA2)	33.4	25.1	18.8	13.7	44.8
Comparable EBITDA, %2)	14.2	10.1	12.6	8.3	12.41)

___________________________

1)	Unaudited.
2)	Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Altia – Reconciliation of Alternative Performance Measures”.

The following table presents external net sales of Altia by business segment for the nine months ended 30 September 2020 and 30 September 2019, six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Finland & Exports	82.8	90.9	53.0	59.6	128.6
Scandinavia	77.5	76.3	50.1	50.7	120.7
Altia Industrial	75.5	82.4	46.1	54.7	110.2
Total	235.9	249.5	149.3	165.0	359.6

The following table presents Altia’s net sales by product category for the nine months ended 30 September 2020 and 30 September 2019, for the six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In EUR million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Spirits	83.8	85.6	53.2	56.3	121.3
Wine	74.9	79.1	48.8	52.3	124.9
Other beverages	1.7	2.5	1.2	1.7	3.1
Industrial products and services	75.5	82.4	46.1	54.7	110.2
Total	235.9	249.5	149.3	165.0	359.6

2)	The following section is inserted to replace the section entitled “Information on Altia – Outlook and Trend Information – Outlook” on page 117 of the Merger Prospectus:

Outlook

This section “Outlook” contains forward-looking statements. These statements are not guarantees of Altia’s future financial performance. Altia’s actual result or financial position may differ in a material way from the result or financial position contained in or implied by the forward-looking statements. This may be due to several factors, which are described, among others, in sections “Risk factors” and “Certain Matters – Forward-looking statements”. This section “Outlook” concerns Altia as a separate company and should not be interpreted or construed to concern the Combined Company after the Effective Date. Undue reliance should not be placed on these forward-looking statements.

Market outlook

The development of Altia’s business operations and profitability are affected by the competitive environment, the overall economic outlook and changes in alcohol taxation and regulation. Uncertainty related to changes in consumer buying behaviour and consumer demand continues. In addition, overall fluctuations of direct product costs affect Altia’s profitability.

Uncertainty in the economy and operating environment is high and the risk of an economic slowdown is high. The recovery of the market depends on the level and extent of governmental restrictions and recommendations on travelling, movement and social distancing, and how these restrictions impact consumer behaviour. The pace of recovery is difficult to estimate and it is affected by changes in consumer behaviour and is expected to vary across sales channels.

Guidance

Altia’s guidance for 2020 was suspended on 29 April 2020 due to the uncertainties related to the COVID-19 pandemic. Despite the uncertainties, Altia provided an updated guidance for 2020 on 6 November 2020. Following the strong profitability development during the first nine months of the year, Altia expects comparable EBITDA for 2020 to be higher than in 2019 (2019: EUR 44.8 million).

Towards the rest of the year, the uncertainties related to COVID-19 have escalated and the negative impacts on Altia’s last and most important quarter are expected to be substantial. The restrictions on social gatherings will limit the festive season and hence impact negatively the Christmas sales. Especially in Scandinavia, the sales volumes of glögg and aquavit are expected to be lower than in the previous year. Further, the significant negative impact on sales in travel retail is expected to continue.

In Altia Industrial, the escalated uncertainties relate to the decreased demand for starch, the tight situation on the ethanol market, the lower contract manufacturing volumes and the expected higher cost base due to increased barley cost.

Basis of the guidance

Altia’s guidance is based on the estimates and assumptions made by Altia’s management as regards the development of Altia’s net sales, EBITDA and operating environment. The guidance is based on market forecasts of alcohol beverages, which Altia utilises especially when formulating long-term forecasts. It is also based on the volume development, in particular with respect to Altia’s core brands, and the growth expectations on innovations, partner business as well as exports and travel retail.

The key factors affecting net sales and operating profit, in which Altia can affect, are product portfolio management, pricing, product quality, innovation and new products, functioning of the logistics, knowledge, capabilities and resources to create successful partnerships, continuous monitoring of costs and efficiency, as well as the ability to foresee and respond to changing consumer preferences and demand.

Factors beyond Altia’s control are mainly related to restrictions and instructions from governments and health authorities due to the Coronavirus pandemic, the competitors’ actions, general economic development and the consumer confidence that may affect demand in both consumer products and industrial products. In addition to these factors, failure to reach the expected sales set for the most significant products for reasons independent of Altia or termination of the cooperation with the largest partners may affect Altia’s expected results in the short term. Also other general risk factors in the industry and business, the availability and fluctuation in prices of raw materials due to crop seasons and weather conditions, fluctuation in the consumer demand of the products, currency exchange fluctuations as well as regulatory and tax changes are also beyond Altia’s control.

Altia’s guidance has been drafted and prepared on a basis which is comparable to Altia’s historical financial information and which is consistent with Altia’s accounting policies.

Supplements to the section “Information on Arcus”

Due to the publication of the Interim Report, the section of the Merger Prospectus entitled “Information on Arcus” is supplemented as follows:

1)	The following tables are inserted to replace the tables contained in the section entitled “Information on Arcus – Business of Arcus – Overview of the Business” on pages 132–133 of the Merger Prospectus:

The following table presents a selection of Arcus’ key performance indicators for the nine months ended 30 September 2020 and 30 September 2019, six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019. See “Certain matters – Presentation of Financial and Certain Other Information – Historical Financial Information

of Arcus” and “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Financial key figures” for further information on the calculation of Arcus’ key performance indicators.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December
	2020	2019	2020	2019	2019
In NOK million, unless otherwise indicated	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited, unless otherwise indicated)
Total operating revenue	2,196	1,901	1,378	1,250	2,7631)
Operating result	178	121	105	62	2581)
Adjusted EBITDA2)	338	225	186	129	397
Adjusted EBITDA, %2)	15.4	11.8	13.5	10.3	14.4

___________________

1)	Audited.
2)	Alternative performance measure. See “Selected Consolidated Financial Information – Selected Consolidated Financial Information of Arcus – Reconciliation of Alternative Performance Measures”.

The following table presents the total operating revenue of Arcus by country for the nine months ended 30 September 2020 and 30 September 2019, six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December 2019
	2020	2019	2020	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Norway	1,030	755	634	490	1,125
Sweden	824	788	526	533	1,075
Finland	186	154	123	100	227
Denmark	95	88	60	61	156
Germany	30	27	16	13	57
USA	5	3	2	2	5
DFTR	24	84	16	51	112
Other international	2	3	2	1	6
Total	2,196	1,901	1,378	1,250	2,763

2)	The following tables are inserted to replace the table contained in the section entitled “Information on Arcus – Business of Arcus – Business Areas” on page 137 of the Merger Prospectus:

The following table presents the total operating revenue of Arcus by business segment for the nine months ended 30 September 2020 and 30 September 2019, six months ended 30 June 2020 and 30 June 2019, and for the year ended 31 December 2019.

	For the nine months ended 30 September		For the six months ended 30 June		For the year ended 31 December 2019
	2020	2019	2020	2019
In NOK million	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Wine	1,379	1,154	875	772	1,603
Spirits	716	614	437	390	976
Logistics	267	230	168	150	328
Eliminations	-166	-97	-102	-62	-144
Total	2,196	1,901	1,378	1,250	2,763

Supplements to the section “Information Incorporated by Reference into this Merger Prospectus”

Due to the publication of the Business Review and the Interim Report, the section of the Merger Prospectus entitled “Information Incorporated by Reference into this Merger Prospectus” is supplemented as follows:

1)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Altia”:

•	Altia’s unaudited business review as at and for the nine months ended 30 September 2020;

2)	The following text is inserted as the first bullet point under the section “Documents Incorporated by Reference into this Merger Prospectus – Arcus”:

•	Arcus’ unaudited interim financial report as at and for the nine months ended 30 September 2020;

IMPORTANT INFORMATION

In a number of jurisdictions, in particular in Australia, Canada, Hong Kong, Japan and South Africa, the distribution of this Supplement may be subject to restrictions imposed by law (such as registration, admission, qualification and other regulations). No Merger Consideration Shares have been, or will be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This Supplement does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. In addition to Finland, Norway and the United States, no action has been or will be taken by Altia or Arcus to permit the possession or distribution of the Supplement (or any other offering or publicity materials or application form(s) relating to the Merger) in any jurisdiction where such distribution may otherwise lead to a breach of any law or regulatory requirement. Altia advises persons into whose possession this Supplement comes to inform themselves of and observe all possible applicable restrictions. The Merger Consideration Shares will be offered and sold in the United States in connection with the Merger in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder, see “Notice to Shareholders in the United States” below.

Neither the Supplement, any notification nor any other merger material may be distributed or published in any jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. Neither Altia, Arcus nor financial advisors of Altia and Arcus accept any legal responsibility for persons who have obtained the Supplement in violation of these restrictions, irrespective of whether these persons are prospective recipients of the Merger Consideration Shares. No actions have been taken to register or qualify the Merger Consideration Shares for public offer in any jurisdiction other than Finland, Norway and the United States.

Any disputes arising in connection with this Supplement will be settled exclusively by a court of competent jurisdiction in Finland. Investors must not construe the contents of this Supplement as legal, investment or tax advice. Each investor should consult such investor’s own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to the Merger.

Nordea Bank Abp is acting exclusively for Altia in connection with the Merger and for no one else and will not be responsible to anyone other than Altia for providing the protections afforded to its clients or for providing advice in relation to the Merger. ABG Sundal Collier ASA is acting exclusively for Arcus in connection with the Merger and for no one else and will not be responsible to anyone other than Arcus for providing the protections afforded to its clients or for providing advice in relation to the Merger.

Notice to Shareholders in the United States

The Merger Consideration Shares have not been, and will not be, registered under the U.S. Securities Act and are being issued in reliance on the exemption from registration set forth in Rule 802 under the U.S. Securities Act. Altia is a Finnish company and Arcus is a Norwegian company. The Merger, including the information distributed in connection with the Merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this Supplement has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

Arcus’ shareholders should be aware that Altia is prohibited from purchasing Arcus’ shares otherwise than under the Merger, such as in open market or privately negotiated purchases, at any time during the pendency of the Merger under the Merger Plan.

The Merger Consideration Shares have not been and will not be listed on a U.S. securities exchange or quoted on any inter-dealer quotation system in the United States. Neither Altia nor Arcus intends to take any action to facilitate a market in the Merger Consideration Shares in the United States. The Merger Consideration Shares have not been approved or disapproved by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other regulatory authority in the United States, nor have any of the foregoing authorities passed comment upon, or endorsed the merit of, the Merger or the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

Notice to Shareholders in the United Kingdom

This Supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 43 of the Financial Promotion Order (for example as shareholders in Arcus entitled to receive the merger consideration shares pursuant to the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45, (iii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc.") of the Financial Promotion Order, (iv) are outside the United Kingdom, or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Merger Consideration Shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "Relevant Persons"). This Supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Notice to Shareholders in the European Economic Area

This Supplement has been prepared on the basis that any offer of the Merger Consideration Shares in any Member State of the European Economic Area (“EEA”) other than offers (the “Permitted Public Offers”) which are made prior to the Effective Date, and which are contemplated in the Supplement in Finland or Norway once the Supplement has been approved by the competent authority in Finland and published in accordance with the Prospectus Regulation, and in respect of which Altia has consented in writing to the use of the Supplement, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Merger Consideration Shares. Accordingly any person making or intending to make an offer in that Member State of the Merger Consideration Shares which are the subject of the offer contemplated in this

Merger Prospectus, other than the Permitted Public Offers, may only do so in circumstances in which no obligation arises for Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Altia has not authorised, nor does it authorise, the making of any offer (other than Permitted Public Offers) of the Merger Consideration Shares in circumstances in which an obligation arises for Altia to publish or supplement a prospectus for such offer.

In relation to each Member State of the EEA, with effect from and including 21 July 2019 (the “Prospectus Regulation Applicability Date”) no offer has been made and will not be made (other than a Permitted Public Offer) of the Merger Consideration Shares which are the subject of the offering contemplated by this Supplement to the public in that Member State, except that, with effect from and including the Prospectus Regulation Applicability Date, an offer of such Merger Consideration Shares is made to the public in that Member State:

a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Regulation, subject to obtaining the prior consent of Altia for any such offer; or

c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no offer of the Merger Consideration Shares is made which would require Altia to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

In this section, the expression an offer of the Merger Consideration Shares to the public in relation to any Merger Consideration Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Merger Consideration Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Merger Consideration Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State.

The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended), and includes any relevant implementing measure in the EEA Member State concerned.